Exhibit 99.1

BAKERCORP NAMES ROBERT CRAYCRAFT PRESIDENT AND CHIEF EXECUTIVE OFFICER

Seal Beach, CA — September 3, 2013 — BakerCorp, a market leader in tank, pump, filtration and shoring equipment rental solutions, today announced the appointment of Robert Craycraft as its new President and Chief Executive Officer, effective September 9, 2013. Gerry Holthaus, who was appointed interim CEO in June 2013, will continue in his role as a member of the Company’s Board of Directors but will relinquish all executive responsibilities. Craycraft is also expected to be elected to the Company’s Board of Directors.

“After a comprehensive search, we are delighted to have Bob join BakerCorp as its Chief Executive. The Board is fortunate to have found someone of Craycraft’s skills, talent and experience.  Bob’s success in leading international organizations, combined with his broad and diverse commercial experience, makes him the ideal leader for BakerCorp as it pursues its dynamic and promising future,” said BakerCorp Board Director Richard Carey, Partner and Co-Head of Permira’s Industrials Sector Team, who headed the search committee.

Craycraft’s addition to BakerCorp is a big step in the evolution of the Company. A knowledgeable business leader with extensive experience in developing successful growth strategies and driving profitability, Craycraft will spearhead BakerCorp's growth initiatives across U.S. and international markets.

“It is exciting to join a market leader that has such a great legacy to build on. I look forward to leading the team of dedicated employees,” Craycraft said.

Craycraft served most recently as Chief Executive Officer and President of Safety-Kleen, Inc., an environmental products and services company, until its acquisition by Clean Harbors, Inc. Under Craycraft’s leadership, Safety-Kleen experienced record EBITDA performance and revenue growth improvement, further establishing itself as a market leader in re-refining, parts washers and small quantity generators. Prior to Safety-Kleen, Craycraft served as President of Ashland Distribution, a $3.7 billion division of Ashland, Inc. where he led the company’s chemicals, plastics, environmental services and composites businesses in North America, Europe and China.

Craycraft graduated from Vanderbilt University with a Bachelor of Arts degree in Economics.

Investor Relations Contact:

Jim Leonetti
Chief Financial Officer

Joy Banducci
Treasurer

Telephone #: (888) 882-4895
Facsimile #: (562) 430-7231

BondInvestoremail@bakercorp.com

About BakerCorp

BakerCorp is a market leader in tank, pump, filtration and shoring equipment rentals, with a network of locations including operations in North America, Europe, Canada and Mexico. Backed by a broad selection of high-quality industrial, liquid and solid-handling equipment, our exceptional team helps get our customers what they need, where they need it, on time.

The Company maintains a rental fleet consisting of more than 20,000 units, including steel tanks, polyethylene tanks, roll-off boxes, pumps, pipes, hoses and fittings, filtration units, tank trailers, berms and trench shoring equipment. BakerCorp serves customers in over 15 industries including oil and gas, industrial and environmental services, refining, environmental remediation, construction, chemicals, transportation, power and municipal works. The Company also works with customers to deliver a mix of products and services for a wide variety of applications that include: chemical, manufacturing, refining, construction, municipal, industrial services, environmental remediation, power generation, tank terminal/pipeline operations, transportation, mining, electronics and wastewater.

For more information, visit www.bakercorp.com.